Exhibit 99.6

Execution Copy

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of July 21, 2010 (this “Agreement”), is by and among MDRNA, Inc., a Delaware corporation (“Purchaser”), Ampersand 2006 Limited Partnership, solely in its capacity as representative of the stockholders of Cequent Pharmaceuticals, Inc. pursuant to the Merger Agreement (as defined below) (the “Stockholder Representative”), and American Stock Transfer and Trust Company, LLC (the “Escrow Agent”). Each capitalized term used in this Agreement but not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. Purchaser shall provide the Escrow Agent with a true and complete copy of the Merger Agreement for its records and reference.

WHEREAS, Purchaser, Calais Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Purchaser (“Merger Sub”), and Cequent Pharmaceuticals, Inc., a Delaware corporation (the “Company”), are parties to an Agreement and Plan of Merger, dated as of March 31, 2010 (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, immediately following the Effective Time, Purchaser shall issue and deposit with the Escrow Agent a number of shares of Purchaser Common Stock equal to 10% of the aggregate Merger Consideration (the “Escrowed Shares”), which are to be held in escrow for the purpose of satisfying the indemnification obligations of the Stockholders under Article VIII of the Merger Agreement; and

WHEREAS, the parties desire to set forth their understandings with regard to the escrow account established hereunder.

NOW, THEREFORE, in consideration of the promises and agreements of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Appointment of Agent.  Purchaser and the Stockholder Representative hereby appoint the Escrow Agent as their agent to hold in escrow, and to administer the disposition of, the Escrow Fund (as defined below) in accordance with the terms of this Agreement, and the Escrow Agent hereby accepts such appointment.

2.             Stockholder Representative.  The Stockholder Representative has been designated to act as the representative, agent and attorney-in-fact for the Stockholders and their successors and assigns for all purposes under this Agreement and the Merger Agreement. The Escrow Agent is hereby relieved from any liability to any person for any acts done by the Escrow Agent in accordance with any notice, direction, consent or instruction of or from the Stockholder Representative under this Agreement or the Merger Agreement, except as set forth in Section 9(b) hereof.

3.             Establishment of Escrow.  Immediately following the Effective Time, and in accordance with the terms of the Merger Agreement, Purchaser shall issue and deliver the Escrowed Shares to a special escrow account established by the Escrow Agent on behalf of Purchaser and the Stockholder Representative for the benefit of the Stockholders (the “Escrow Account”). The Escrowed Shares shall be represented by one or more stock certificates registered in the name of the Escrow Agent or its nominee. Upon receipt of certificates representing such shares of Purchaser Common Stock, the Escrow Agent shall acknowledge in writing receipt of such certificates to Purchaser and the Stockholder Representative. Any securities of Purchaser issued or distributed in respect of or in exchange for any of the Escrowed Shares, whether by way of stock dividends, stock splits or otherwise, shall be issued in the name of the Escrow Agent or its nominee, and shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account (such securities being considered Escrowed Shares for the purposes hereof). The Escrow Agent shall have no responsibility to monitor or compel issuance of any Escrowed Shares in its name, but shall merely hold such shares as are delivered, as provided herein. The Escrowed Shares held in the Escrow Account, together with any further shares that may be deposited in the Escrow Account by Purchaser and with any cash, securities or other property deposited in the Escrow Account in accordance with Section 4(c) hereof, less any shares released from the Escrow Account and/or cancelled, as the case may be, from time to time in accordance with Section 6 hereof, shall be referred to herein as the “Escrow Fund.” The Escrow Agent agrees to administer the disposition of the Escrow Fund in accordance with the terms and conditions of this Agreement. The Escrow Fund shall be segregated on the books and records of the Escrow Agent from the other assets of the Escrow Agent and shall be held by the Escrow Agent in trust for the benefit of Purchaser and the Stockholders in accordance with the terms and conditions of this Agreement. The Escrow Fund shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto, and shall be held and disbursed solely for the purposes of, and in accordance with the terms and conditions of, this Agreement.

4.             Voting and Rights of Ownership.

(a)           The Escrowed Shares held pursuant to this Agreement will be shown as issued and outstanding on the books and records of Purchaser.

(b)           The Escrow Agent agrees to vote the Escrowed Shares on any matter for which the Escrowed Shares are eligible to vote such that the Escrowed Shares are voted in a manner consistent with and in the same proportion to the voting of all other shares of Purchaser Common Stock that were eligible to vote and for which votes were cast in respect of such matter. The Escrow Agent shall have no obligation to solicit consents or proxies from any Stockholder for purposes of any such vote.

(c)           Any cash dividends or other cash distribution in respect of the Escrowed Shares shall promptly be distributed to the Stockholders by check payable to the Stockholders in proportion to the number of Escrowed Shares that would otherwise be released to the Stockholders. Any non-cash dividend or other non-cash distribution on the Escrowed Shares shall be issued in the name of the Escrow Agent or its nominee and deposited with the Escrow Agent to be held in escrow along with the corresponding Escrowed Shares. Any such non-cash dividend or other non-cash distribution shall be released from escrow in conjunction with the release from escrow of the corresponding Escrowed Shares, and, if applicable, Purchaser and the Stockholder Representative shall direct the Escrow Agent to do the same in the applicable Release Notice (as defined below). If all or a portion of the Escrowed Shares are cancelled, any corresponding non-cash dividends or other non-cash distributions on such Escrowed Shares not previously distributed to the Stockholders shall be returned to Purchaser. If the Escrowed Shares are reclassified, converted or changed into, or exchanged for securities or other property (other than cash) pursuant to a merger, consolidation or other reorganization of Purchaser after the Effective Time, then such reclassified shares or securities or other property (other than cash), as the case may be, shall be deposited with the Escrow Agent to be held in escrow and released from escrow and/or cancelled, as the case may be, in conjunction with the terms of this Agreement at the same time and in the same respective amounts as the related Escrowed Shares, assuming for this purpose that such reclassification, merger, consolidation or other reorganization had not been effected.

5.             Tax Matters.

(a)           The parties agree solely for U.S. Tax purposes and, to the extent permitted by applicable Law, state and local Tax purposes, (i) the Escrowed Shares shall be treated as owned by the Stockholders (in the same proportion that the Merger Consideration payable at the Closing was issued to the Stockholders), (ii) any dividend or other distribution on the Escrowed Shares, whether in the form of securities or cash, and any interest and earnings from the investment and reinvestment of any distribution on the Escrowed Shares (collectively, “Escrow Earnings”) shall, as of the end of each calendar year and to the extent required by the Internal Revenue Code, be reported as having been earned by the respective Stockholders, and (iii) the Escrow Agent does not have any interest in the Escrowed Shares or Escrow Earnings. In accordance with its respective share of the Escrow Earnings, each Stockholder shall report on its Tax Returns and be liable for the payment of, and shall pay when due, its respective share of any Taxes on the Escrow Earnings. For Tax reporting purposes, all Escrow Earnings in any Tax year shall be reported as allocated to the Stockholders in accordance with their respective ownership of Escrowed Shares until the release of the Escrowed Shares to the Stockholders or the cancellation of the Escrowed Shares. The Escrow Agent shall report all Escrow Earnings on Form 1099 or other appropriate forms with respect to each calendar year during the term of this Agreement in a manner consistent with the provisions of this Section 5(a). Unless clearly required by applicable Law, no party to this Agreement shall take any position that is inconsistent with the provisions of this Section 5(a) for any Tax purposes.

(b)           Upon request, each Stockholder shall complete, sign and send to the Escrow Agent, a Form W-9, or Form W-8, as applicable, and any other forms and documents that the Escrow Agent may reasonably request for Tax reporting purposes. Moreover, each Stockholder acknowledges and agrees that, in the event the Escrow Agent is required to withhold any Taxes, the Escrow Agent shall, upon mutual direction from Purchaser and the Stockholder Representative, remove such portion of any distribution to such Stockholder as is required to be remitted to the Internal Revenue Service in compliance with the Code or to any other applicable Taxing Authority.

6.             Release/Cancellation of the Escrowed Shares.

(a)           Release/Cancellation.

(i)            On or prior to January 1, 2011 (or the next business day thereafter) (such date being referred to herein as the “Release Date”), Purchaser and the Stockholder Representative shall provide to the Escrow Agent written instructions (such written instructions, a “Release Notice”) to release to the Stockholders, on the Release Date, in the amounts set forth on Schedule A to this Agreement, all of the Escrowed Shares, minus such number of Escrowed Shares having a value (based on the Signing Date Stock Price) equal to the amount of any Claim or Claims existing as of such date and of which the Escrow Agent has received written notice from the Purchaser setting forth the amount of such Claim.  Any shares held by the Escrow Agent beyond the Release Date shall continue to be held by the Escrow Agent in accordance with the terms of this Agreement, until such time as the Escrow Agent receives a Release Notice from Purchaser and the Stockholders Representative instructing the Escrow Agent to release any such retained Escrowed Shares to Purchaser for cancellation or to the Stockholders in the amounts set forth on Schedule A to this Agreement, as the case may be.   Upon satisfaction of any conditions in the Merger Agreement for release of any Escrowed Shares so held beyond the Release Date, Purchaser and the Stockholder Representative shall execute and deliver to the Escrow Agent a Release Notice in accordance with the terms of the Merger Agreement, whereupon the Escrow Agent shall release such Escrowed Shares as directed in accordance with such Release Notice.

(ii)           The Escrow Agent shall deliver to Purchaser’s transfer agent, within five (5) business days of the Release Date or the receipt of any Release Notice, as applicable, a share certificate evidencing all of the Escrowed Shares being released from escrow at that time, as well as any dividends, distributions or other property in the Escrow Fund relating thereto. If, on a date that Escrowed Shares are to be released, the Escrow Agent holds a stock certificate or other evidence representing more Escrowed Shares than are to be released, the Escrow Agent shall promptly deliver the stock certificate or other evidence to Purchaser’s transfer agent and request replacement stock certificates or other evidence in denominations necessary to evidence such Escrowed Shares as are not then being released from the Escrow Fund. The Escrow Agent shall hold any certificate(s) representing Escrowed Shares that are not being released from the Escrow Fund in accordance with the terms of this Agreement.

(iii)          If any of the Escrowed Shares (including any dividends, distributions or other property in the Escrow Fund relating thereto) are released to Purchaser for cancellation pursuant to this Section 6(a) (such Escrowed Shares being the “Cancelled Escrowed Shares”), such Cancelled Escrowed Shares shall be deemed to have been cancelled, and all rights of any Stockholder associated with the ownership of such shares, including but not limited to the right to receive distributions, shall terminate as of the date of such Release Notice, regardless of when Purchaser receives the certificates representing such Cancelled Escrowed Shares. As of any such date, any Cancelled Escrowed Shares will cease to be shown as issued and outstanding on the books and records of Purchaser.

(b)           The number of Escrowed Shares to be released from escrow or cancelled, as the case may be, in accordance with this Agreement shall be adjusted from time to time to account for any stock dividends, stock splits, combinations or other similar recapitalizations affecting Purchaser Common Stock subsequent to the Effective Time (each such change, a “Capital Change”). In the event that a Capital Change occurs subsequent to the Effective Time and prior to the termination of this Agreement pursuant to Section 8, Purchaser shall ensure that the number of Escrowed Shares to be released from escrow or cancelled, as the case may be, in accordance with this Agreement takes into account the change in number of Escrowed Shares that occurred as a result of such Capital Change and is adjusted, where necessary, such that the number of Escrowed Shares released from escrow or cancelled, as the case may be, in accordance with this Agreement is equal to that number of Escrowed Shares that would be eligible for release or cancellation, as the case may be, had such Capital Change been given effect immediately prior to the Effective Time.

7.             Transfer of Escrowed Shares.

(a)           During the term of this Agreement, the interests of the Stockholders in the Escrowed Shares shall not be assignable or transferable, except by operation of law or the laws of descent and distribution (and in either case the assignee or transferee shall be subject to the terms and conditions of this Agreement). During the term of this Agreement, the interest of Purchaser in the Escrowed Shares shall not be assignable or transferable, except by operation of law (and assignee or transferee shall be subject to the terms and conditions of this Agreement).

(b)           Each certificate representing Escrowed Shares held in escrow shall have the following legend noted conspicuously thereon:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THAT CERTAIN ESCROW AGREEMENT DATED JULY 21, 2010 BY AND AMONG MDRNA, INC., AMERICAN STOCK TRANSFER AND TRUST COMPANY, LLC, AS ESCROW AGENT, AND AMPERSAND 2006 LIMITED PARTNERSHIP, AS STOCKHOLDER REPRESENTATIVE. THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ON TRANSFER UNTIL RELEASED FROM SUCH RESTRICTIONS IN ACCORDANCE WITH THE TERMS OF SUCH ESCROW AGREEMENT.

(c)           Notwithstanding the foregoing, certificates representing the Escrowed Shares shall not bear the legend set forth in Section 7(b) after being transferred out of the Escrow Account, if such transfer is made in accordance with Section 6 of this Agreement.

(d)           The Escrow Agent is hereby granted the power to effect any transfer of the interest of such Stockholder in any Escrowed Shares permitted by this Agreement. Purchaser will cooperate (and cause its transfer agent to cooperate) with the Escrow Agent in promptly issuing stock certificates to effect such transfers (including the cancellation and reissuance of the stock certificates representing cancelled and other Escrowed Shares).

8.             Termination. This Agreement shall terminate upon the earliest to occur of the following events:

(a)           all Escrowed Shares have been either released or cancelled in accordance with Section 6; or

(b)           Purchaser and the Stockholder Representative agree in writing to terminate this Agreement, in which case the Escrow Agent shall distribute the Escrowed Shares in accordance with the joint written instructions of Purchaser and the Stockholder Representative.

9.             Responsibilities and Liability of Escrow Agent.

(a)           Duties Limited. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. The Escrow Agent may perform its duties through its agents and affiliates. The Escrow Agent’s duties shall be determined only with reference to this Agreement and applicable laws and it shall have no implied duties. The Escrow Agent shall not be bound by, deemed to have knowledge of, or have any obligation to make inquiry into or consider, any term or provision of any agreement between Purchaser, the Stockholder Representative, and/or any other third party which may be referred to herein or as to which the escrow relationship created by this Agreement relates.

(b)           Liability of Escrow Agent. Except in cases of the Escrow Agent’s bad faith, willful misconduct or gross negligence, the Escrow Agent shall be fully protected (i) in acting in reliance upon any certificate, statement, request, notice, advice, instruction, direction, other agreement or instrument or signature reasonably and in good faith believed by the Escrow Agent to be genuine, (ii) in assuming that any person purporting to give the Escrow Agent any of the foregoing in accordance with the provisions hereof, or in connection with either this Agreement or the Escrow Agent’s duties hereunder, has been duly authorized to do so, and (iii) in acting or refraining from acting in good faith when advised to act or refrain to act, as the case may be, by any counsel retained by the Escrow Agent. The Escrow Agent shall not be liable for any mistake of fact or law or any error of judgment, or for any act or omission, except as a result of its bad faith, willful misconduct or gross negligence. The Escrow Agent shall not be responsible for any loss incurred upon any investment made under circumstances not constituting bad faith, willful misconduct or gross negligence.

Without limiting the generality of the foregoing, it is hereby agreed that in no event will the Escrow Agent and its agents and affiliates be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Agreement or arising out of or in connection with the Escrow Agent’s performance of services hereunder, even if the Escrow Agent was advised or otherwise made aware of the possibility of such damages; nor shall the Escrow Agent be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control.

In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, or shall receive any certificate, statement, request, notice, advice, instruction, direction or other agreement or instrument from any other party with respect to the Escrow Fund which, in the Escrow Agent’s reasonable and good faith opinion, is in conflict with any of the provisions of this Agreement, or shall be advised that a dispute has arisen with respect to the Escrow Fund or any part thereof, the Escrow Agent shall be entitled, without liability to any person, to refrain from taking any action other than to keep safely the Escrow Fund until the Escrow Agent shall be directed otherwise in accordance with this Agreement.

The Escrow Agent shall be under no duty to institute or defend any legal proceedings, although the Escrow Agent may, in its discretion and at the expense of Purchaser as provided in Sections 9(c) or 9(d) hereof, institute or defend such proceedings.

(c)           Indemnification of Escrow Agent. Purchaser agrees to indemnify the Escrow Agent and its officers, directors, employees, agents, affiliates, successors and assigns for, and to hold it harmless against, any and all claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable legal fees and expenses of attorneys chosen by the Escrow Agent) as and when incurred, arising out of or based upon any act, omission, alleged act or alleged omission by the Escrow Agent or its officers, directors, employees, agents, affiliates, successors and assigns or any other cause, in any case in connection with the acceptance of, or performance or non-performance by the Escrow Agent of, any of the Escrow Agent’s duties under this Agreement, except as a result of the Escrow Agent’s bad faith, willful misconduct or gross negligence.

(d)           Authority to Interplead. The parties hereto authorize the Escrow Agent, if the Escrow Agent is threatened with litigation or is sued, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrow Fund with the clerk of that court. In the event of any dispute hereunder, the Escrow Agent shall be entitled to petition a court of competent jurisdiction and shall perform any acts ordered by such court.

(e)           No Representations. The Escrow Agent makes no representations as to the validity, value, genuineness, or the collectibility of any security or other document or instrument held by or delivered to the Escrow Agent by or on behalf of the parties hereto.

10.          Removal and Resignation of Escrow Agent.

(a)           Removal. Purchaser and the Stockholder Representative acting together shall have the right to terminate the appointment of the Escrow Agent at any time by giving no less than thirty (30) calendar days’ prior written notice of such termination to the Escrow Agent, specifying the date upon which such termination shall take effect. Thereafter, the Escrow Agent shall have no further obligation hereunder except to hold the Escrow Fund as depositary. Purchaser and the Stockholder Representative agree that they will jointly appoint a banking corporation, trust company or other financial institution as successor Escrow Agent. The Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from Purchaser and the Stockholder Representative designating the successor Escrow Agent. The Escrow Agent shall deliver all of the Escrow Fund to such successor Escrow Agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor Escrow Agent shall be bound by all of the provisions hereof.

(b)           Resignation. The Escrow Agent may resign and be discharged from its duties and obligations hereunder at any time by giving no less than thirty (30) calendar days’ prior written notice of such resignation to Purchaser and the Stockholder Representative, specifying the date when such resignation will take effect. Thereafter, the Escrow Agent shall have no further obligation hereunder except to hold the Escrow Fund as depository. In the event of such resignation, Purchaser and the Stockholder Representative agree that they will jointly appoint a banking corporation, trust company, or other financial institution as successor Escrow Agent within thirty (30) calendar days of notice of such resignation. The Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from Purchaser and the Stockholder Representative designating the successor Escrow Agent. The Escrow Agent shall deliver all of the Escrow Fund to such successor Escrow Agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor Escrow Agent shall be bound by all of the provisions hereof.

11.          General.

(a)           Accounting. Upon each release or cancellation of any of the Escrowed Shares in the Escrow Fund or the termination of this Agreement, the Escrow Agent shall render to Purchaser and the Stockholder Representative an accounting in writing of the Escrow Fund and all distributions therefrom.

(b)           Survival. Notwithstanding anything herein to the contrary, the provisions of Sections 9(b) and 9(c) hereof shall survive any resignation or removal of the Escrow Agent, and any termination of this Agreement.

(c)           Escrow Agent Fees. The Escrow Agent shall charge a one-time administrative fee of $2,000, and Purchaser shall be solely liable for the payment of such fee.

(d)           Notices. All notices under this Agreement shall be transmitted to the respective parties, shall be in writing and shall be considered to have been duly given or served when personally delivered to any individual party, or on the first (1st) Business Day after the date of deposit with an overnight courier for next day delivery, postage paid, or on the third (3rd) Business Day after deposit in the United States Mail, certified or registered, return receipt requested, postage prepaid, or on the date of telecopy, fax or similar telephonic transmission during normal business hours of the recipient, as evidenced by mechanical confirmation of such telecopy, fax or telephonic transmission; addressed in all cases to the party at his, her or its address set forth below, or to such other address as such party may hereafter designate:

If to Purchaser:

MDRNA, Inc.

3830 Monte Villa Parkway

Bothell, WA 98021

Facsimile:

E-Mail:

Attention:

Copies to:

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Facsimile:

E-Mail:

Attention:

If to the Stockholder Representative:

Ampersand 2006 Limited Partnership

c/o Ampersand Ventures

55 William Street, Suite 240

Wellesley, MA 02481

Attention: Herbert H. Hooper

Telecopy:

E-Mail:

With a copy to:

Edwards Angel Palmer & Dodge LLP

111 Huntington Avenue

Boston, MA 02199-7613

Attention: James T. Barrett, Esq.

Matthew J. Gardella, Esq.

Telecopy:

If to the Escrow Agent:

American Stock Transfer and Trust Company, LLC

123 South Broad Street, Suite 1160

Philadelphia, PA 19109

Facsimile:

E-Mail:

Attention:

With a copy to:

American Stock Transfer and Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Facsimile:

Attention: General Counsel

Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representative. In all cases the Escrow Agent shall be entitled to rely on a copy or a fax transmission of any document with the same legal effect as it were the original of such document.

(e)           Modifications; Waiver. This Agreement may not be amended, altered or modified without the express prior written consent of each of the parties hereto. No course of conduct shall constitute a waiver of any terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

(f)            Further Assurances. If at any time the Escrow Agent shall consider or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions hereof and the transactions contemplated hereby, the parties hereto shall execute and deliver any and all such agreements or other documents, and do all things reasonably necessary or appropriate to carry out fully the provisions hereof.

(g)           Assignment. This Agreement shall inure to the benefit of and be binding upon the successors, heirs, personal representatives, and permitted assigns of the parties hereto. This Agreement may not be assigned by the Escrow Agent, except that upon prior written notice to Purchaser and the Stockholder Representative, the Escrow Agent may assign this Agreement to an affiliated or successor trust company or other qualified bank entity.

(h)           Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation hereof.

(i)            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of Purchaser, Stockholder Representative and Escrow Agent hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts, and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.

(j)            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[the next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MDRNA, Inc.

By:	/s/ J. Michael French
Name:	J. Michael French
Title:	President and CEO

AMPERSAND 2006 LIMITED PARTNERSHIP

By:	AMP-06 Management Company Limited
Partnership, its General Partner

By:	AMP-06 MC LLC, its General Partner

By:	/s/ Herbert H. Hooper
Name:	Herbert H. Hooper
Title:	Managing Member

AMERICAN STOCK TRANSFER AND TRUST COMPANY, LLC, as Escrow Agent

By:	/s/ Alan G. Finn
Name:	Alan G. Finn
Title:	Vice President

[SIGNATURE PAGE TO ESCROW AGREEMENT]